Exhibit 4.1

EXECUTION COPY

US$ 7,000,000.00

LOAN AGREEMENT

between

CORIMON, C.A.

as Borrower

and

BANCARACAS INTERNATIONAL BANKING CORPORATION

as Lender

OCTOBER 1, 2001

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) dated as of October 1, 2001, between CORIMON, C.A. (the “Borrower”), a corporation organized and existing in accordance with the laws of the Bolivarian Republic of Venezuela (“Venezuela”) and BANCARACAS INTERNATIONAL BANKING CORPORATION  (the “Lender”), a banking entity organized and existing in accordance with the laws of Puerto Rico.

WHEREAS, the Borrower has requested the Lender to make a loan in one or more drawings not in excess of U.S.$ 7,000,000.00 in the aggregate; and

WHEREAS, the Lender is prepared to make a loan in favor of the Borrower in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                      Loan.

The Lender agrees, subject to the terms and conditions set forth in this Agreement, to make a loan (the “Loan”) to the Borrower in one or more drawings not in excess of U.S.$ 7,000,000.00 in the aggregate during a term beginning on the date hereof through October 30, 2001 (the “Disbursement Period”); provided that the Lender’s obligation to make a disbursement under the Loan shall be subject to the purchase (on the date of such disbursement) by one or more investors (each a “Participant”) of participations in the Promissory Note issued by the Borrower with respect to such disbursement for a 100% of such Promissory Note.  For purposes hereof, “Dollars” and “U.S.$” mean the legal currency of the United States of America.

2.                                      Promissory Note.

The Loan shall be evidenced by one or more promissory notes (each a “Promissory Note,” and collectively the “Promissory Notes”) drawn payable to the Lender, dated as of the applicable disbursement date, substantially in the form of “Exhibit A” hereto, and with maturity in accordance with Section 6 of this Agreement; provided that the Lender and the Borrower may specify terms and conditions different from those set forth in Exhibit A, which shall, to the extent so specified, or to the extent inconsistent with the terms and conditions set forth in such Exhibit A, replace or modify such terms and conditions.

In the event that any Promissory Note shall be lost, stolen, destroyed or mutilated, the Borrower shall promptly execute and deliver in replacement thereof a new Promissory Note in the same principal amount and with the same maturity date; provided that in the case of mutilation, the Lender shall surrender to the Borrower such mutilated Promissory Note.

The Borrower agrees to execute and deliver to the Lender such additional Promissory Notes as the Lender may from time to time request, for the purpose of full or partial substitution of an existing Promissory Note, in such principal denominations as may be requested by the Lender.

3.                                      Maximum Term and Prepayments.

All and any amounts payable in connection with any Promissory Note shall be paid no later than eighteen (18) months from the issue date set forth in such Promissory Note. The Borrower shall have the right to prepay any Promissory Note, at any time or from time to time, provided that: (a) the Borrower shall give the Lender a ten (10) Business Day notice of each such prepayment; and, (b) that such prepayment be made only on the last day of an Interest Period.

4.             Manner of Borrowings.

On each disbursement date, the Lender shall credit the amount of the net proceeds of the respective drawing under the Loan to the general deposit account of the Borrower with the Lender account number 20283, in immediately available funds, against delivery to the Lender of the applicable Promissory Note payable to the order of the Lender in the principal amount of such Promissory Note.

5.                                      Conditions Precedent.

As conditions precedent to the making of each drawing under the Loan, the following conditions shall have been complied with, on or before the applicable disbursement date, to the satisfaction of the Lender:

(1)                                  The Lender shall have received in form and substance to its satisfaction:

(a)                                  The applicable Promissory Note.

(b)                                 Copies of all approvals or authorizations necessary or advisable to effect the transactions contemplated by this Agreement.

(c)                                  An opinion from legal counsel to the Borrower, in the form of Exhibit B to this Agreement regarding the legality, validity and enforceability of this Agreement, the applicable Promissory Note and any other document or instrument issued in connection with the Loan.

(d)                                 An opinion from legal counsel to the Lender, in the form of Exhibit C to this Agreement, regarding the legality, validity and enforceability of this Agreement and the applicable Promissory Note.

(2)                                  The Lender shall have received full payment of all fees, costs and expenses incurred by the Lender and due pursuant to this Agreement or any other agreement, document or instrument related hereto;

(3)                                  All representations and warranties made by the Borrower in this Agreement or any other document or instrument issued in connection herewith shall be true and correct as of each disbursement date with the same effect as though such representations and warranties had been made on and as of such date; and

(4)                                  Prior to or concurrently with the execution of this Agreement, the Borrower shall have certified to the Lender the name of the officer or officers of the Borrower authorized to sign this Agreement and the Promissory Notes, together with a true specimen of signatures of such officer or officers.  The Lender may conclusively rely on such certification until it shall have received written notice from the Borrower to the contrary.

(5)                                  In addition, as condition precedent to making the initial drawing under the Loan, the Lender shall have received evidence that (i) the Borrower has appointed as its agent for service of process the person so specified in Section 12 of this Agreement, (ii) such appointment has been made on the terms and in the manner required hereunder and (iii) such agent has accepted the appointment and has agreed to forward to the Borrower all legal process addressed to the Borrower received by it.

6.                                      Payment of Principal and Interest.

(1)                                 Principal:

The Borrower shall repay the principal amount of all Promissory Notes in Dollars on the date specified in the applicable Promissory Note (the “Maturity Date”).  The Borrower shall wire transfer or cause to be wire transferred, to the account specified in Section 8 hereof, at least one Business Day prior to the Maturity Date, such amount as is necessary to pay the principal amount of the applicable Promissory Note.

(2)                                 Interest:

(a)                                  The Borrower shall pay interest in arrears, at least one Business Day prior to every Interest Payment Date (as defined herein) on the outstanding principal amount of the applicable Promissory Note, at the rate per annum specified in such Promissory Note.  For purposes hereof, “Interest Payment Date” means the interest payment date(s) set forth in the applicable Promissory Note, and “Business Day” means a day on which banks are not required or authorized by law or executive order to close in Puerto Rico, Venezuela, and New York City, United States of America.

(b)                                 All interest will be calculated based on a year of 360 days consisting of 12 months of 30 days each, and in the case of incomplete months, the number of actual days elapsed.

(c)                                  In the event that the Borrower fails to pay any of its obligations under any Promissory Note on the applicable Maturity Date, the Borrower will pay late payment interest at the annual rate specified in the applicable Promissory Note (payable on demand) over the interest rate per annum set forth in such Promissory Note.  The Borrower must also reimburse the Lender for all costs and expenses, including collection costs and expenses and attorney’s fees and disbursements, incurred by the Lender in connection with the enforcement or attempted enforcement of this Agreement, the applicable Promissory Note, or any instrument or document issued in connection herewith or the transactions contemplated hereby or thereby.

7.                                      Evidence of Indebtedness.

The Borrower’s obligations under the Loan shall be evidenced by this Agreement, the applicable Promissory Note and any other document or instrument issued in connection therewith and the records of the Lender.  The records of the Lender, absent manifest error, shall be prima facie evidence of the Loan, accrued interest thereon and any other amount payable to the Lender under this Agreement or in connection with any Promissory Note.

8.                                      Payments to the Lender.

All payments to the Lender under the Loan, this Agreement, the applicable Promissory Note, or under any other instrument or document issued under this Agreement, will be made only and exclusively in Dollars, in immediately available funds, by transfer to the account of the Lender with Chase Manhattan Bank, New York, New York, ABA No. 021000021, account number 001-1-977287, or at such other place as the Lender may from time to time instruct the Borrower in writing, free and clear of any deductions, including deductions for withholdings of taxes, levies, duties or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed by the government of Venezuela (all of which will be for the sole account of the Borrower), and without any reduction or deduction for any set-off, recoupment or counterclaim.

If a payment to be made under the Loan, this Agreement, the applicable Promissory Note or any document issued in connection therewith, shall be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day and the extension of the respective payment date shall be taken into account in computing the amount of interest or fees then due and payable under this Agreement, the Loan, the applicable Promissory Note or any document related thereto.

The Lender shall apply payments received under this Agreement or the applicable Promissory Note in the following order of priority: (i) amounts due hereunder (other than interest and principal), (ii) late payment interest, (iii) interest, and (iv) principal.

9.                                      Representations and Warranties.

The Borrower represents and warrants to the Lender that:

(1)                                  It is a corporation duly organized, validly existing and in good standing under the laws of Venezuela, and has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted.

(2)                                  It has the power, and has taken all necessary action (including any necessary stockholder action) to authorize, execute, deliver and perform in accordance with their respective terms this Agreement, the applicable Promissory Note and any other document or instrument to be issued in connection hereto.  This Agreement has been duly executed and delivered by the Borrower, and the applicable Promissory Note and any other documents or instruments to be issued in connection hereto when executed by the Borrower and delivered to the Lender will, constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms.  The execution, delivery and performance in accordance with their respective terms by the Borrower of this Agreement, the applicable Promissory Note and any other documents or instruments to be issued in connection hereto, do not and will not (i) require any governmental approval or any other consent or approval, other than governmental approvals and other consents and approvals that have been obtained and are in full force and effect, or (ii) violate or conflict with, result in a breach of, constitute a default under, any contract to which the Borrower is a party or by which the Borrower or its properties may be bound or any law, rule, regulation, enactment, decision, judgment, decree or order.

(3)                                  All governmental authorizations and actions of any kind, if any, necessary to authorize this Agreement, required for the validity or enforceability against the Borrower of this Agreement, have been obtained or performed and are valid and subsisting in full force and effect.

The above representations will be deemed to be true on the applicable disbursement date and at any time that the Borrower executes any document or instrument in connection with this Agreement.

10.                               Covenants.

(1)                                   Financial Statements.  The Borrower shall deliver to the Lender:

(a)  as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Borrower, consolidated and consolidating statements of income, retained earnings and changes in financial position (or of cash flow, as the case may be) of the Borrower and its consolidated subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of the Borrower and its consolidated subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, consolidated and consolidating statements of income, retained earnings and changes in financial position (or of cash flow, as the case may be) of the Borrower and its consolidated subsidiaries for such year and the related consolidated and consolidating balance sheets as at the end of such year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated subsidiaries as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default and (ii) in the case of said consolidating statements and balance sheet, by a certificate of a senior financial officer of the Borrower, which certificate shall state that said consolidating financial statements fairly present the consolidating financial condition and results of operations of the Borrower and its consolidated subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year;

(c)  promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Borrower shall have filed with the Comisión Nacional de Valores (or any governmental agency substituted therefore) or any securities exchange; and

(d)  promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(2)                                                                                 Litigation.  The Borrower will promptly give to the Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding affecting the Borrower or any subsidiary, except proceedings which would reasonably be expected not to have, if adversely determined, a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Borrower and its consolidated subsidiaries.

(3)                                                                             Corporate Existence, Etc  The Borrower will, and will cause each of its subsidiaries to:  preserve and maintain its corporate existence and all of its material rights, privileges and franchises (provided that nothing in this Section 10.3 shall prohibit any transaction expressly permitted under Section 10.5 hereof); comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the consolidated financial condition, operations, business or prospects taken as a whole of the Borrower and its consolidated subsidiaries; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

(4)                                                                                 Insurance.  The Borrower will, and will cause each of its subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

(5)                                                                                 Prohibition of Fundamental Changes.  The Borrower will not, nor will it permit any of its major subsidiaries to liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not, and will not permit any of its subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part (more than 60%, taken as a whole) of its business or assets, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (i) any inventory or other assets sold or disposed of in the ordinary course of business and (ii) obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Borrower and its subsidiaries shall not have a fair market value in excess of $1,000,000.00).

(6)                                                                                 Changes in Control.  The Borrower shall not permit, without the prior written consent of the Lender, any significant change (in the sole opinion of the Lender) in the control of the capital stock of the Borrower or the composition of the Borrower’s board of directors.

11.                               Taxes.

(a)                                  The Borrower shall (i) pay such amounts (the “Additional Amounts”) as may be necessary to ensure that the net amounts receivable by the holder of any Promissory Note after any withholding or deduction for on account of any Taxes (as define below), shall equal the respective amounts of principal and interest that would have been receivable in respect of such Promissory Note in the absence of such withholding or deduction, and (ii) pay the full amount of any Taxes to the relevant authority promptly and promptly  (but in no event later than 45 days after paying any such Taxes) furnish the original receipt therefore or a certified copy thereof to the Lender; provided however that the Borrower shall not be required to pay (1) any taxes imposed on or measured by the income or capital of the Lender in the jurisdiction (or any political subdivision of such jurisdiction) of incorporation of the Lender, or to which the Lender is subject, (2) any taxes imposed on or measured by the income or capital of the Lender by the jurisdiction (or any political subdivision of such jurisdiction) in which the principal place of business or residence of the Lender is located, or (3) any other taxes imposed by any jurisdiction outside of Venezuela (except for taxes arising under such jurisdiction as a result of any action taken by the Borrower).  As used herein,

“Taxes” means taxes, levies, duties or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed by the government of Venezuela or any political subdivision or taxing authority thereof or therein.

(b)                                 Without limiting the foregoing, the Borrower will indemnify the Lender against, and reimburse the Lender upon demand for, any Taxes which the Lender shall be obligated to pay or shall have paid with respect to any Promissory Note, the Loan or this Agreement.  Notwithstanding anything to the contrary (including, without limitation, the provisions set forth in Section 13, if the Lender pays any Taxes or other amounts reimbursable under this Section 10 in a currency other than Dollars, the Dollar amount to be reimbursed hereunder by the Borrower shall be the Dollar amount disbursed by the Lender on the date of payment of such Taxes or other amounts, to pay such Taxes or other amounts.

(c)                                  All payments by the Borrower of interest hereunder and under the applicable Promissory Note are currently subject to withholding of Venezuelan income tax at a rate of 4.95%.  The Borrower will pay such amounts as may be necessary in order to ensure that the net amounts receivable by the holder of each Promissory Note after the above withholding, at the rate in effect at the time of payment, shall equal the respective amount of interest which would have been receivable in respect of such Promissory Note in the absence of such withholding.  Other than as set forth above, no withholding or similar taxes are required to be paid in respect of, or deducted from, any payment required to be made by the Borrower under this Agreement or any Promissory Note.

12.                               Payment in the Event of a Foreign Exchange Restriction.

In the event of any foreign exchange restriction or prohibition in Venezuela, any and all payments in respect of the Loan will be made, to the extent permitted by such restriction or prohibition, in Dollars through (i) the sale of Brady Bonds of any series or of any other public or private bond issued in Dollars and traded in any international market in an amount and face value sufficient so that once sold for a price in Dollars in any international market other than Venezuela, at the Lender’s option, will yield, net of any taxes, expenses and commissions that will apply in connection with the sale of such securities, a sum in Dollars equal to the U.S. Dollar amount on the applicable Promissory Note or (ii) any other legal mechanism for the acquisition of Dollars in any exchange market.  All costs, including any taxes, relative to such operations to obtain Dollars will be borne by the Borrower.

If, under such exchange control system, there exists an official controlled exchange rate and a free market exchange rate, including, in the case of a free market exchange rate, the possibility or requirement of obtaining Dollars through the purchase of Brady Bonds or any other public or private debt instruments, the Borrower shall be obligated to purchase Dollars in the most expeditious manner to meet its obligations hereunder, even if as a result of such obligation, the Borrower would need to obtain Dollars in the free market at a higher exchange rate than the official controlled exchange rate, and even if the acquisition of Dollars would be, or could be, effected through the purchase of such Brady Bonds or public or private debt instruments, and even of the acquisition of Dollars would be, or could be, effected through the purchase of such Brady Bonds or public or private debt instruments.

13.                               Law and Jurisdiction.

This Agreement, the Promissory Notes and all other related instruments and documents shall be governed by and construed and interpreted in accordance with the laws of Puerto Rico.

              Each of the parties hereto expressly submits to the non exclusive jurisdiction of the courts sitting in San Juan, Puerto and in addition, the Borrower expressly submits to the competent courts of the City of Caracas, Venezuela, for the resolution of all disputes about the interpretation, performance and enforcement of this Agreement, the applicable Promissory Note and the instruments and documents issued in connection herewith.  The Borrower hereby waives to the fullest possible extent the defense of an inconvenient forum.

14.                               Judgment Currency.

If a judgment relating to any sum due hereunder or under any related document is to be awarded in a currency (the “Second Currency”) other than Dollars, a conversion from the Second Currency into Dollars shall be made at the rate of exchange prevailing on the business day preceding the day on which such judgment is given.  For purposes of this paragraph “rate of exchange,” means the rate at which the Borrower is able in accordance with normal borrowing practices on such date to purchase Dollars in New York, New York, United States of America, or, if not possible, at any other place where the Borrower may complete the exchange of the Second Currency for Dollars.  In the event that there is a change in the rate of exchange prevailing between the Business Day on which the conversion for the purposes of obtaining judgment is made and the date on which payment of the amount due is in fact made, or if any premium or other charge is incurred under exchange control or any other legislation or regulation on the conversion, the Borrower will pay such additional amount (if any) as may be necessary to ensure that the amount paid is, on the date of payment, the amount in the Second Currency that, when converted at the rate of exchange prevailing on the date of payment, equals the Dollar amount with respect to which judgment was given.  The Borrower shall furnish to the Lender a statement regarding the exchange rate in effect on the date of payment and the additional costs incurred by the Borrower.  Any amount due from the Borrower under this paragraph will be due as a separate debt and will not be affected by judgment being obtained for any other sums due under or in respect of the Loan or any related document.  In the event that after making the conversion referred to in the second preceding sentence, the Lender shall recover an amount greater than the amount then owing to it, it shall promptly refund such excess to the Borrower.

15.                               Increased Costs.

(a)                                  If, due to either (i) the introduction of, or any change on, or after the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements, other than any reserves referred to in paragraph (c) below) in or in the interpretation of any law or regulation or (ii) the compliance with any request, guideline or directive arising after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the holder of any Promissory Note of holding, owning or maintaining such Promissory Note or any reduction in any amount received or receivable by such holder hereunder or under such Promissory Note, then upon written request therefore, the Borrower shall pay to such holder such additional amount or amounts as shall be sufficient to compensate such holder for such increased costs or reductions.  Such request (showing the amounts owed and setting forth in reasonable detail the basis for the calculations thereof) shall, absent manifest error, be final and conclusive and binding on all the parties hereto for all purposes.

(b)                                 If the adoption or introduction on, or after the date hereof, of any change in any applicable law concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, in each case introduced or changed after the date hereof, will have the effect of increasing the amount of capital required or expected to be maintained by the holder of any Promissory Note or any corporation controlling such holder based on the existence of such holder’s obligations hereunder, or shall have or would have the effect of reducing the rate of return on such holder’s capital as a consequence of holding such Promissory Note to a level below that which such holder could have obtained but for such adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy), then, upon written request therefore, the Borrower shall pay to such holder such additional amounts as shall be required to compensate such holder or such other corporation for the increased cost to such holder or such other corporation for the reduction in the rate of return to such holder or such other corporation as a result of such increase of capital.  Such request (showing the amounts owed and setting forth in reasonable detail the basis for the calculations thereof) shall, absent manifest error, be final and conclusive and binding on all the parties hereto for all purposes.

(c)                                  The holder of the applicable Promissory Note shall notify the Borrower of any event occurring after the date hereof entitling such holder to compensation under paragraph (a) or (b) of this Section 14 as promptly as practicable, but in any event within 45 days, after such holder obtains actual knowledge thereof; provided that if the holder of such Promissory Note fails to give such notice within 45 days after it obtains actual knowledge of such an event, such holder shall, with respect to compensation payable pursuant to this Section 14 in respect of any costs resulting from such event, only be entitled to payment under this Section 14 for costs incurred from and after the date 45 days prior to the date that such holder does give such notice.  The holder of the applicable Promissory Note will furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request by such holder for compensation under paragraph (a) or (b) of this Section 14.

16.                               Setoff.

The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to off-set balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of the Lender’s offices, in Dollars or in any other currency, against any amount payable by the Borrower under this Agreement which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify Borrower thereof, provided that the Lender’s failure to give such notice shall not affect the validity thereof.

17.                               Assignment.

This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not assign, delegate or transfer its rights and/or obligations hereunder or under any Promissory Note; provided that the Borrower may assign, delegate or transfer its rights and/or obligations hereunder and under any Promissory Note to an affiliate of the Borrower with the prior written consent of the Lender (which consent shall not be unreasonably withheld).  The Lender may assign all or part (in which case the assignee(s) shall become the Lender hereunder), and, if in part, only if by other assignments the Lender is assigning 100% thereof, or sell participations in, all or any part of this Agreement and any Promissory Note to any Participant.  The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants); provided that the Lender shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information.

18.                               Amendments and Waivers.

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower to the Lender for purposes of, or in connection with, this Agreement, the Promissory Notes or any transaction contemplated herein, and all other such factual information (taken as a whole) hereafter furnished by the Borrower to the Lender was true and accurate in all material respects on the date as of which such information is dated or certified and not materially incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

20.                               Use of Proceeds.

The Borrower will use the proceeds of the Loan for general corporate purposes.

21.                               Administration Fee.

The Borrower shall pay to the Lender and administration fee equal to one percent (1%) per annum over the amount of the Loan, payable in arrears on each Interest Payment Date

22.                               Costs and Expenses.

The Borrower promptly shall reimburse the Lender for all reasonable expenses incurred by the Lender (including, without limitation the amount of reasonable attorney’s fees, costs and expenses) in connection with the negotiation, preparation and execution of this Agreement.  The Borrower shall further pay upon demand all costs and expenses of the Lender (including, without limitation, attorney’s fees and expenses) incurred in connection with the preservation of any rights of the Lender, or the enforcement of, or legal advise in respect of the rights and responsibilities of the Lender under this Agreement, the Promissory Notes and the other instruments and documents to be delivered hereunder.  The Borrower shall further reimburse the Lender on demand for any and all liabilities, obligations, losses, damages, penalties, judgments, and related costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Lender hereunder; provided that the Borrower shall not be liable for any such amount resulting from the gross negligence or willful misconduct of the Lender.

The Borrower shall also pay the Lender on demand for all losses, costs and expenses incurred as a result of any repayment of the Loan, or any part thereof, other than on the Interest Payment Date.

23.                               Entire Agreement.

This Agreement and the attachments hereto set forth the entire agreement of the Borrower and the Lender as to the scope of the obligations of the parties hereto and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

24.                               Severability.

Any provision of this Agreement or of any instrument or document issued in connection herewith that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, the Borrower hereby waives any provision of applicable law that renders any provision of this Agreement or of any instrument or document issued in connection herewith prohibited or unenforceable in any respect.

25.                               Notices.

All communications and notices under this Agreement, including reports, shall be given in writing by personal delivery, telegram or facsimile, in either English or Spanish addressed to the appropriate party at the address set forth under its name on the signature page of this Agreement or at such other address as such party may designate in writing to the other party, and shall be deemed given when received by the recipient.

26.                               Headings.

The headings of the sections of this Agreement are for the convenience of reference only and in no way define, limit or affect the scope or meaning of this Agreement or of any of its provisions.

27.                               Counterparts.

This Agreement may be signed by the parties hereto in any number of separate counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instruments.